Press Release

Trico Marine Reports First Quarter 2002 Results

HOUSTON, April 29 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (Nasdaq: TMAR) today reported a net loss for the quarter ended March 31, 2002, of $4.8 million, or $(0.13) per share (diluted), on revenues of $32.1 million, compared to net income of $2.0 million, or $0.05 per share (diluted), on revenues of $43.3 million for the first quarter of 2001.

The decrease in revenues for the first quarter of 2002 resulted from lower average day rates and utilization for some of the Company's vessel classes, particularly the Gulf of Mexico supply boats, compared to the first quarter 2001. Supply boat day rates in the Gulf of Mexico averaged $6,050 for the first quarter 2002, compared to $6,631 for the first quarter 2001. Average day rates for the North Sea fleet were $10,443 for the most recent quarter, compared to $10,389 for the first quarter 2001.

The utilization rate for Gulf of Mexico supply boats was 53% for the first quarter 2002, compared to 73% for the year-ago period. Utilization of the North Sea vessels was static at 89% in the most recent quarter, compared to the first quarter 2001.

"The weakness in the Gulf of Mexico market, which carried over from the fourth quarter and continues today, is the biggest factor in our first quarter results," said Thomas E. Fairley, Trico's President and Chief Executive Officer. "As expected, we experienced a seasonal downturn in activity in the North Sea, which adversely affected both day rates and utilization in that market. Our international markets remained strong, and during the quarter the Company received seven new contracts in various market areas, including Brazil, West Africa and Trinidad. In addition, Trico has signed a three year contract at an attractive rate on the first of the Company's new build UT 745 PSVs, which will deliver in early June 2002."

Fairley added that part of the decrease in revenue and net income was due to downtime and costs incurred while preparing vessels for redeployment to international markets and the mobilization of these vessels to their destinations.

Trico Marine provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities.

Certain statements in this press release that are not historical fact may be "forward-looking statements". Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's financial results, are included in the Company's Securities and Exchange Commission filings.

               TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)
              (In thousands, except share and per share amounts)

                                                  Three months ended March 31,
                                                   2002               2001

    Revenues:                                     $32,108            $43,277

    Operating Expenses:
      Direct operating expenses and other          18,832             18,761
      General and administrative                    3,534              3,121
      Amortization of marine inspection costs       2,690              3,213
      Depreciation and amortization expense         7,396              8,312
                                                   32,452             33,407

    Operating income (loss)                          (344)             9,870
    Amortization of deferred financing costs          348                337
    Other expense, net, including interest          6,555              6,570
    Income (loss) before taxes                     (7,247)             2,963
    Income tax expense (benefit)                   (2,454)             1,000
    Net income (loss)                             $(4,793)            $1,963

    Basic earnings per common share:
    Net income (loss)                              $(0.13)             $0.05
    Avg. common shares outstanding             36,254,335         36,246,341

    Diluted earnings per common share:
    Net income (loss)                              $(0.13)             $0.05
    Average common shares outstanding          36,254,335         36,946,069

    Average Day Rates:
      Supply                                       $6,050             $6,631
      Supply/Anchor Handling (N. Sea)              10,443             10,389
      Crew/line handling                            2,729              2,723

    Utilization:
      Supply                                          53%                73%
      Supply/Anchor Handling (N. Sea)                 89%                89%
      Crew/line handling                              67%                89%

    Average no. of Vessels:
      Supply                                         48.0               54.0
      Supply/Anchor Handling (N. Sea)                18.0               18.0
      Crew/line handling                             19.3               21.9